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                                                                  EXHIBIT (g)(1)

NEWS RELEASE



        FOR IMMEDIATE RELEASE


             BHP-MAGMA COPPER MERGER CLEARS U.S. ANTITRUST HURDLE

        San Francisco, California -- December 20, 1995 -- The Broken Hill Proprietary Company Limited announced today that in connection with its subsidiary's Tender Offer for all of the shares of Magma Copper Company, the 15 calendar day waiting period prescribed by the Hart-Scott-Rodino Act has expired without a request for additional information from the Department of Justice Antitrust Division or the Federal Trade Commission. Therefore, any restrictions under the Hart-Scott-Rodino Act to the consummation of the Tender Offer have now been satisfied.

        The offer and withdrawal rights will expire at 12:00 midnight, New York City Time, on January 4, 1996, unless the offer is extended.



        For further information please contact:         Pierre Hirsch
                                                        (415)774-2030